Exhibit 4.1

CAPITAL ONE MASTER TRUST

FIRST AMENDMENT TO AMENDED AND RESTATED POOLING AND SERVICING AGREEMENT

FIRST AMENDMENT, dated as of March 23, 2007 (this “Amendment”), to the AMENDED AND RESTATED POOLING AND SERVICING AGREEMENT, dated as of September 30, 1993, as amended and restated as of August 1, 2002 and January 13, 2006 (as so amended and restated, the “Agreement”), among Capital One Bank, a Virginia banking corporation, as Servicer (the “Servicer”), Capital One Funding, LLC, a Virginia limited liability company, as Transferor (the “Transferor”), and The Bank of New York, a New York banking corporation, as the Trustee (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the parties hereto agree to and do hereby amend the Agreement as follows:

SECTION 1. Amendments. (a) Section 1.01 of the Agreement is amended by deleting the definitions of “Servicing Participant” and “Subservicer” in their entirety and substituting the following language in lieu thereof:

“Servicing Participant” shall mean any Person, other than the Trustee, that is a “party participating in the servicing function” as defined in Instruction 2 to Item 1122 of Regulation AB.

“Subservicer” shall mean any Person, other than the Servicer or the Trustee, that is a “servicer” as defined in 1101(j) of Regulation AB.

(b) Section 1.01 of the Agreement is amended by adding the following new definitions in correct alphabetical order:

“Eligible to Purge Account” shall mean any Account that (i) has a Receivables balance equal to $0.00, (ii) contains no Defaulted Receivables, (iii) has been irrevocably closed in a manner consistent with the Account Owner’s customary and usual procedures for closing consumer revolving credit accounts, and (iv) has remained inactive after being irrevocably closed for the period then provided for in the Account Owner’s customary and usual procedures for purging closed consumer revolving credit accounts.

“Eligible to Purge Removal Date” shall have the meaning specified in Subsection 2.09(d).

(c) Section 2.01 of the Agreement is amended by deleting the third introductory paragraph in its entirety and substituting the following language in lieu thereof:

The Transferor further agrees, at its own expense, (i) on or prior to (A) the Substitution Date, in the case of the Initial Accounts, and (B) the applicable Addition Date, in the case of the Additional Accounts and the Participation Interests, to indicate in its books and records (including the appropriate computer files) that Receivables created in connection with the Accounts (other than Removed Accounts and Eligible to Purge Accounts that have been purged from the Transferor’s books and records pursuant to Subsection 2.09(d)), the Participation Interests and the related Trust Assets have been conveyed to the Trustee pursuant to this Agreement and (ii) on or prior to each such date referred to in clause (i), to deliver to the Trustee an Account Schedule (provided that such Account Schedule shall be provided in respect of Automatic Additional Accounts on or prior to the Determination Date immediately succeeding the related Monthly Period during which their respective Addition Dates occur). Each Account Schedule, as supplemented from time to time, shall be marked as Schedule 1 to this Agreement and is hereby incorporated into and made a part of this Agreement. Once the books and records (including the appropriate computer files) referenced in clause (i) of this paragraph have been indicated with respect to any Account or Participation Interest, the Transferor further agrees not to alter such indication during the remaining term of this Agreement, other than pursuant to Section 2.09 with respect to Removed Accounts and Eligible to Purge Accounts, unless and until the Transferor shall have delivered to the Trustee at least thirty (30) days prior written notice of its intention to do so and has taken such action as is necessary or advisable to cause the interest of the Trustee in the Trust Assets to continue to be perfected with the priority required by this Agreement, and has delivered to the Trustee an Opinion of Counsel to such effect.

(d) Section 2.09 of the Agreement is amended by adding the following as subsection 2.09(d):

The Transferor may purge Eligible to Purge Accounts from its books and records, including appropriate computer files, without any prior notice to any Person. On or before the tenth Business Day immediately following the date of any such purge (each an “Eligible to Purge Removal Date”), the Transferor shall (i) remove the related Eligible to Purge Accounts from Schedule 1 by delivering to the Trustee a computer file or microfiche list containing a true and complete list of all of those Eligible to Purge Accounts, specifying for each such Eligible to Purge Account its account number as of the related Eligible to Purge Removal Date and (ii) deliver to the Trustee and any Series Enhancer entitled thereto pursuant to the relevant Supplement an Officer’s Certificate of the Transferor certifying that the computer file or microfiche list delivered pursuant to clause (i) above, as of the related Eligible to Purge Removal Date, is true and complete in all material respects. Each Eligible to Purge Account will not be an Account from and after the related Eligible to Purge Removal Date.

(e) Article III of the Agreement is amended by deleting Section 3.06 in its entirety and substituting the following language in lieu thereof:

Section 3.06. [Reserved].

(f) Article XIV of the Agreement is amended by deleting Section 14.01 in its entirety and substituting the following language in lieu thereof:

Section 14.01. Intent of the Parties; Reasonableness. The Transferor, the Servicer and the Trustee acknowledge and agree that the purpose of this Article XIV is to facilitate compliance by the Transferor with the provisions of Regulation AB and related rules and regulations of the Commission. The Transferor shall not exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than the Transferor’s compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Trustee agrees to cooperate in good faith with any reasonable request by the Transferor for information regarding the Trustee which is required in order to enable the Transferor to comply with the provisions of Items 1103(a)(1), 1109(a), 1109(b), 1117, 1118, 1119 and 1122 of Regulation AB as it relates to the Trustee or to the Trustee’s obligations under this Agreement or any Supplement. The Servicer agrees to cooperate in good faith with any reasonable request by the Transferor for information regarding the Servicer which is required in order to enable the Transferor to comply with the provisions of Regulation AB as it relates to the Servicer or to the Servicer’s obligations under this Agreement or any Supplement.

(g) Article XIV of the Agreement is amended by deleting Section 14.03 in its entirety and substituting the following language in lieu thereof:

Section 14.03. Information to Be Provided by the Trustee. The Trustee shall (i) on or before the fifth Business Day of each month, provide to the Transferor, in writing, such information regarding the Trustee as is requested for the purpose of compliance with Item 1117 of Regulation AB, and (ii) as promptly as practicable following notice to or discovery by the Trustee of any changes to such information, provide to the Transferor, in writing, such updated information.

The Trustee shall (i) on or before the fifth Business Day of each January, April, July and October, provide to the Transferor such information regarding the Trustee as is requested for the purpose of compliance with Items 1103(a)(1), 1109(a), 1109(b), 1117, 1118 and 1119 of Regulation AB, and (ii) as promptly as practicable following notice to or discovery by the Trustee of any changes to such information, provide to the Transferor, in writing, such updated information. Such information shall include, at a minimum:

(A) the Trustee’s name and form of organization;

(B) a description of the extent to which the Trustee has had prior experience serving as a Trustee for asset-backed securities transactions involving credit card receivables;

(C) a description of any affiliation between the Trustee and any of the following parties to a Securitization Transaction, as such parties are identified to the Trustee by the Transferor in writing in advance of such Securitization Transaction:

(1)	the sponsor;

(2)	any depositor;

(3)	the issuing entity;

(4)	any servicer;

(5)	any trustee;

(6)	any originator;

(7)	any significant obligor;

(8)	any enhancement or support provider; and

(9)	any other material transaction party.

In connection with the above-listed parties, a description of whether there is, and if so the general character of, any business relationship, agreement, arrangement, transaction or understanding that is entered into outside the ordinary course of business or is on terms other than would be obtained in an arm’s length transaction with an unrelated third party, apart from the asset-backed securities transaction, that currently exists or that existed during the past two years and that is material to an investor’s understanding of the asset-backed securities.

(h) Section 14.06 of the Agreement is amended by deleting Section 14.06(b) in its entirety, and re-designating Section 14.06(c) as Section 14.06(b).

(i) Article XIV of the Agreement is amended by deleting Section 14.07 in its entirety and substituting the following language in lieu thereof:

Section 14.07. Report on Assessment of Compliance and Attestation.

(a) The Servicer shall:

(i) on or before the 90th day following the end of each calendar year, commencing in 2007, deliver to the Transferor a report regarding the Servicer’s assessment of compliance with the Servicing Criteria during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB. Such report shall be addressed to the Transferor and signed by an authorized officer of the Servicer, and shall address each of the Servicing Criteria specified in Exhibit M or such criteria as mutually agreed upon by the Transferor and the Servicer;

(ii) on or before the 90th day following the end of each calendar year, commencing in 2007, deliver to the Transferor, the Trustee and each Rating Agency a report of a registered public accounting firm reasonably acceptable to the Transferor that attests to, and reports on, the assessment of compliance made by the Servicer and delivered pursuant to the preceding paragraph. Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act;

(iii) cause each other Servicing Participant to deliver to the Transferor, the Servicer, the Trustee and Capital One Multi-asset Execution Trust an assessment of compliance and accountants’ attestation as and when provided in paragraphs (i) and (ii) of this Section; provided, however, that if such other Servicing Participant is not an Affiliate of the Servicer, such assessment of compliance and accountants’ attestation shall be delivered on or before March 1 of each calendar year, commencing in 2007; and

(iv) cause each other Servicing Participant to deliver to the Transferor and any other Person that will be responsible for signing the Sarbanes Certification on behalf of the Trust, Capital One Multi-asset Execution Trust or the Transferor with respect to a Securitization Transaction a certification on or before the 90th day following the end of each calendar year, commencing in 2007 in the form attached hereto as Exhibit L; provided, however, that if such other Servicing Participant is not an Affiliate of the Servicer, such certification shall be delivered on or before March 1 of each calendar year, commencing in 2007.

(b) The Servicer shall cause each other Servicing Participant to prepare an assessment of compliance that addresses each of the applicable Servicing Criteria specified in a document substantially in the form of Exhibit M hereto, and to deliver such assessment of compliance to the Transferor upon reasonable request of the Transferor.

(j) Section 14.08 of the Agreement is amended by deleting Section 14.08(a) in its entirety and substituting the following language in lieu thereof:

(a) Except as may otherwise be required pursuant to Section 8.07, it shall not be necessary for the Servicer to seek the consent of the Transferor to the utilization of any Subservicer. The Servicer shall use its best efforts to cause any Subservicer used by the Servicer (or by any Subservicer) for the benefit of the Transferor to comply with the provisions of this Section and with Sections 3.05, 14.05, 14.06 and 14.07 of this Agreement to the same extent as if such Subservicer were the Servicer; provided, however, that this sentence shall not apply to Section 3.05 for Subservicers that only meet the criteria in Section 1108(a)(2)(iv) of Regulation AB and do not meet the criteria in Section 1108(a)(2)(i) through (iii) of Regulation AB. The Servicer shall be responsible for obtaining from each Subservicer and delivering to the Transferor any servicer compliance statement required to be delivered by such Subservicer under Section 3.05, any assessment of compliance and attestation required to be delivered by such Subservicer under Section 14.07 and any certification required to be delivered to the Person that will be responsible for signing the Sarbanes Certification under Section 14.07, in each case, as and when required to be delivered as determined by the Transferor.

SECTION 2. Effectiveness. The amendments provided for by this Amendment shall become effective as of the date first written above upon satisfaction of the following conditions:

(a) counterparts of this Amendment shall have been duly executed by the parties hereto; and

(b) the Transferor shall have received written notice from each Rating Agency that this Amendment will not have a Ratings Effect and the Transferor has delivered copies of each such written notice to the Servicer and the Trustee; and

(c) the Transferor shall have delivered to the Trustee and any Series Enhancer entitled thereto pursuant to the relevant Supplement an Opinion of Counsel to the effect specified in Exhibit H-1 to the Agreement.

SECTION 3. Agreement in Full Force and Effect as Amended. Except as specifically amended hereby, all of the terms and conditions of the Agreement shall remain in full force and effect. All references to the Agreement in any other document or instrument shall be deemed to mean the Agreement as amended by this Amendment. This Amendment shall not constitute a novation of the Agreement, but shall constitute an amendment thereof.

SECTION 4. Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the date first written above.

CAPITAL ONE BANK, as Servicer

By:	/s/ Jerry Hamstead
Name:	Jerry Hamstead
Title:	Managing Vice President,
Treasury

CAPITAL ONE FUNDING, LLC, as Transferor

By:	/s/ Richard Johns
Name:	Richard Johns
Title:	Assistant Vice President

THE BANK OF NEW YORK, as Trustee

By:	/s/ Catherine Murray
Name:	Catherine Murray
Title:	Assistant Vice President